Exhibit 99.1

S
M

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

DARDEN ANNOUNCES NEW DIRECTOR NOMINEES FOR
2014 ANNUAL MEETING OF SHAREHOLDERS

Under Reconstituted Board, Eight of Darden’s 12 Independent Directors Would be New to
the Board This Year

Darden Board Would Include Four New Independent Nominees Unaffiliated with the Company or Starboard, Four Incumbent Independent Nominees and Four Starboard Nominees

New Slate Provides Benefits of Fresh Perspectives and Continuity While Avoiding the Risks Associated with the Full Board Turnover and Control that Starboard Is Seeking

New Darden Nominees Strengthen Company Slate with Additional International Restaurant, Franchise, Consumer, Real Estate and Operations Expertise to Support Development, Oversight and Execution of Operating and Brand Initiatives

ORLANDO, Fla., – September 2, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced a new slate of nominees for election to the Company’s Board of Directors at the 2014 Annual Meeting of Shareholders, which is scheduled for October 10, 2014. The new slate reflects the Board’s commitment to serving the best interest of all Darden shareholders. Darden’s slate and proposed board structure would provide for four new independent nominees unaffiliated with the Company or Starboard, four returning independent director nominees, and four seats to be filled by candidates proposed by Starboard Value L.P. and its affiliates (“Starboard”).

“We have had extensive conversations with many of Darden’s shareholders about the Company and its future direction and expect to continue these discussions. The Darden Board is committed to looking at the Company with a fresh perspective and this new slate aligns with that priority,” said Charles A. Ledsinger, Jr., the Independent Non-Executive Chairman of the Darden Board of Directors.

“New perspectives are valuable, and we believe this slate avoids many of the risks and destabilization that would result from full Board turnover and giving control to a single shareholder’s nominees, particularly given the positive momentum we are achieving in Darden’s operations and the Olive Garden Brand Renaissance as announced today. Further, by attempting to replace all 12 members of Darden’s Board with its own preferred nominees, Starboard is seeking effective control of the Company – representation which is disproportionate to Starboard’s approximate 8.8% stake in Darden and which does not offer Darden shareholders a control premium for such change in control.

“Darden’s new slate addresses these considerations by providing fresh perspectives from a total of eight new directors, continuity of experience and expertise from four returning directors, and meaningful representation for Starboard so that its nominees can directly participate in the decisions regarding Darden’s strategic direction, including the selection of the Company’s next Chief Executive Officer,” continued Mr. Ledsinger.

Michael D. Rose, Chairman of the Nominating and Governance Committee of the Darden Board of Directors, said, “Darden’s slate of nominees includes highly qualified individuals to support the development, oversight and execution of Darden’s operating initiatives, including the turnaround of Olive Garden and its Brand Renaissance plan. All of Darden’s nominees have proven records of value creation, and all bring skills and insights that we believe will help fortify Darden’s position as a premier full-service restaurant company.

“Darden’s four incumbent directors provide important and deep understanding of the Company’s operations and the shifts in industry and consumer trends over time. By joining this knowledge base with the fresh ideas and new perspectives provided by the four new independent directors on our slate, we believe we can accelerate the progress we are making to improve performance across our brands and enhance shareholder value. Darden’s incumbent directors look forward to working closely with all of the new members on the Darden Board to realize these objectives,” said Mr. Rose.

The Company’s four new independent nominees, all of whom are current or former Chief Executive Officers, strengthen Darden’s slate with additional international restaurant, franchise, consumer, real estate and operations expertise. They include:

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Gregory L. Burns is a 26-year veteran of the restaurant industry having led O’Charley’s Inc., a multi-concept restaurant company, as Chief Executive Officer for 14 years and serving as its Chairman for 13 years. Mr. Burns’ expertise focuses on brand management through high-quality food and beverage, and service execution. Mr. Burns also has a track record of successfully developing long-term strategic business plans that encompass and balance operations and new unit growth with capital requirements.

Under Mr. Burns’ leadership, O’Charley’s grew from a single to multi-brand platform with 371 company-owned restaurants and franchises in 28 states operating under the O’Charley’s, Ninety Nine Restaurant and Stoney River Legendary Steaks brands with almost 25,000 employees. Mr. Burns also oversaw the acquisition, development and expansion of a full service manufacturing, distribution and commissary operation, which the Company sold in 2006.

Mr. Burns currently serves as President and Chief Executive Officer of The Gregory Burns Consulting Group, LLC, and is a member of the Board of Directors of Pinnacle Financial Partners, Inc. Previously, he was the founder, President and Chief Executive Officer of NeighborMD Management, LLC, developer of branded retail urgent care centers, which was sold to a JV between HCA and CareSpot Express Healthcare in 2013.

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Jeffrey H. Fox brings significant leadership, executive management, strategic planning, investment and operations experience to the Darden Board. Mr. Fox serves as non-executive Chairman of the Board of Convergys Corporation, a market-leading customer management company with $3 billion in revenue, $350 million in EBITDA, and 125,000 global employees. Prior to becoming Chairman, Mr. Fox served as President and Chief Executive Officer of Convergys and led the Company’s transformation from a multi-line business services supplier into a market leader in the customer management business. This transformation involved divesting approximately $900 million of non-core assets while improving the operating performance of the core customer management business. Mr. Fox first joined Convergys as a director in February 2009 in connection with an agreement with Convergys’ then largest shareholder, JANA Partners LLC.

Prior to joining Convergys, Mr. Fox founded the investment and advisory firm Circumference Group. As founder, Mr. Fox assembled a team of seasoned operators and led the team through a sector-focused public and private investing platform. Mr. Fox is actively involved in Circumference Group as its majority owner.

Mr. Fox also provides experience leading consumer facing companies, including serving as a current Director of Avis Budget Group, Inc., and previously as Chief Operating Officer of Alltel Corporation. Prior to Alltel’s acquisition by Verizon Wireless in January 2009, Alltel was the fifth largest wireless company in the United States with over $10 billion in revenues, $3.5 billion in EBITDA and 16,000 employees.

Prior to Alltel, Mr. Fox worked in investment banking for 10 years with Stephens Inc., preceded by two years with Merrill Lynch; he specialized in merger and acquisition advisory services for public and private companies.

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Steve Odland has an extensive background in business and corporate governance, successfully leading major companies, including two Fortune 500 companies, through highly challenging environments. He has led multiple companies in industries directly related to Darden, such as the food and consumer industries, reinvigorating brands, growing sales through new marketing and merchandising programs, expanding margins and improving customer service metrics. In addition, he has many years of experience in multi-unit retail, including overseeing real estate site optimization, selection, development and expansion.

Previously Mr. Odland served as Chairman and Chief Executive Officer of Office Depot; Chairman, President, and Chief Executive Officer of AutoZone; Chief Operating Officer of Ahold USA; President and Chief Executive Officer of Tops Markets, Inc.; President of the Foodservice Division of Sara Lee Bakery; and was employed in various executive positions by The Quaker Oats Company. He currently serves as a Director of General Mills and previously served on the Board of Directors of Peapod, Inc.

Mr. Odland also possesses a strong policy background. He currently serves as President and Chief Executive Officer of The Committee for Economic Development. Previously, he was Chairman of the Business Roundtable’s Corporate Governance Task Force; a U.S. Presidential appointee as a Commissioner on the National Surface Transportation Policy and Revenue Study Commission; a member of the Committee on Capital Markets Regulation; a U.S. Presidential

Appointee on the Council on Service and Civic Participation; a member of the Advisory Council of the Institute for Corporate Ethics; a member of the Advisory Council, University of Notre Dame Mendoza College of Business; and a member of the Florida Council of 100.

Previously, Mr. Odland was also an Adjunct Professor at the Lynn University and Florida Atlantic University graduate schools of business.

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Enrique Silva, President, Chief Executive Officer and a member of the Board of Directors of Checkers Drive-In Restaurants, Inc., brings more than 20 years of international restaurant experience and a successful track record of partnering with private equity owners to drive strategic growth and turnaround initiatives.  Checkers is the #1 operator of double drive-through fast-food restaurants, operating approximately 800 units across 30 states under two brands: Checkers and Rally’s. Over 40% of the restaurants are owned and operated as company restaurants and the balance of the restaurants are franchised.

Since joining the Company in 2007, Mr. Silva has led a comprehensive restructuring and expansion of the Checkers/Rally’s business. He recruited industry-leading talent to the management team, led the development of a new brand strategy, directed the implementation of best-in-class operating and performance management systems, and implemented a set of core values that have become the foundation of the brands’ culture. These actions have resulted in category-leading sales growth, with almost four straight years of consecutive comp sales increases every quarter largely driven by traffic, and substantial improvements across all aspects of operations, including restaurant-level profitability, menu and guest satisfaction.

Prior to Checkers, Mr. Silva served in a number of leadership roles at Burger King Corporation for more than 13 years. As President of their Latin American region, he grew the Burger King brand across South & Central America, Mexico and the Caribbean. Mr. Silva also ran their U.S. Company Operations, where he oversaw more than 600 company restaurants with a team of 15,000 employees and led the financial, operational and cultural turnaround of those restaurants. As Senior Vice President, Franchise Operations, he was responsible for more than 3,300 franchise restaurants in the U.S. and Canada.

Mr. Silva has received numerous awards and recognitions for his business achievements, including being named by Nation’s Restaurant News as one of the 2014 “10 Restaurant Executives to Watch,” being a 2013 Ernst & Young Entrepreneur of the Year finalist, and being recognized as one of the “100 Most Influential Hispanics” in the US by Hispanic Business Magazine.

The Company’s four incumbent independent nominees include:

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Michael W. Barnes brings to Darden experience as Chief Executive Officer, Chief Operating Officer and as a director of other consumer branded and retail companies, including Signet Jewelers and Fossil. In these roles, he has developed, implemented and overseen growth strategies like those underway at Darden, built on superior customer service, compelling product offerings, technology and digital initiatives, and targeted advertising and promotion campaigns.

The success of these strategies is reflected in the value created by the companies in which Mr. Barnes has led. For example, since becoming Chief Executive Officer of Signet Jewelers, the nation’s largest specialty jeweler and parent of Kay Jewelers and Jared, in January 2011, Signet’s stock price has increased over 177% 1, the Company has achieved substantial gains in revenue and earnings per share, and expanded its footprint, including the recent $1.4 billion acquisition of Zale Corporation. Signet Jewelers’ value creation reflects its successful strategic growth initiatives, including creating an outstanding customer experience, delivering compelling merchandise, heightening awareness through advertising investment, and offering customer finance programs to support its customers’ purchases and drive sales.

Mr. Barnes was also part of the management team that took Fossil public in 1993 and contributed to the continuing financial success and growth of the business as President and Chief Operating Officer. In his roles, he oversaw Fossil’s state-of-the-art international sourcing and supply chain operations, led business development, and managed the relationships with many of Fossil’s retail and licensing/brand partners. In addition, he helped the Company diversify into other businesses and categories outside of its wholesale branded and licensed watches.

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Christopher J. Fraleigh brings to Darden 25 years of experience in consumer products, retail and food services, including serving as Chairman and Chief Executive Officer of Shearer’s Foods, a global manufacturer of snack foods, where he has doubled the business in the last two years through both organic growth and acquisitions. In his previous role as Chief Executive Officer of Sara Lee North America, Mr. Fraleigh built a global retail and food-services business around brands such as Jimmy Dean, Ball Park, Sara Lee and Hillshire Farms, and helped lead Sara Lee’s 2011 decision to split into two publicly traded companies.

In addition to his strategic achievements as CEO of the $7 billion Sara Lee North America, Mr. Fraleigh’s record of value creation is reflected in the Company’s financial and operating performance. In particular, during his 6 ½ year tenure:

•	Operating profit more than doubled with significant gains across operating segments, including Retail, Foodservice and Fresh Bakery;

•	Supply chain was enhanced with improvements in innovation, pricing and plant automation, which resulted in significant cost reductions and increased efficiencies;

•	Sara Lee increased share in 11 of 12 categories, realized 25% growth in key items carried in-store, increased shelf space by 35%, and expanded strategic relationships with top retailers; and

•	The Company restructured all divisions and optimized its brand portfolio through the acquisition of new brands and the sale or shutdown of non-core assets.

Mr. Fraleigh’s experience also includes his executive roles at General Motors Corporation’s GMC-Buick-Pontiac division and at PepsiCo, where he accelerated both revenue and earnings growth for brands including Cadillac, Pepsi and Mountain Dew. As a result of his collective experience, Mr. Fraleigh provides Darden with valuable insight in consumer marketing/brand building, franchising, and supply chain management and distribution.

1As of August 29, 2014

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Michael D. Rose brings extensive knowledge of the restaurant, food and consumer industries, gained serving as a director of Darden and as General Mills’ current independent Lead Director. Mr. Rose also has extensive experience executing spin-offs and divestitures. Darden also benefits from his finance and accounting expertise, as well as the considerable executive management and corporate governance experience he has gained through his years of service on the boards and leadership teams of other public companies, including REITs and other hospitality- and restaurant-focused companies.

Over the course of his executive leadership career as Chairman and Chief Executive Officer of other companies, Mr. Rose has overseen and directed:

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The successful turnaround of a leading regional financial institution through recruiting a new management team, the sale of non-core businesses, completing significant debt refinancings and capital raises, and employee and community engagement;

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The growth of The Promus Companies (an owner of hotels operating under the Embassy Suites, Hampton Inn and Homewood Suites brands), including its merger with Doubletree Corporation and subsequent sale for $3.7 billion to Hilton Hotels Corporation in 1999;

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The growth and spin-off of Harrah’s Entertainment Inc. from Promus. Under his leadership, Harrah’s became one of the largest casino companies in the world. Promus Companies was created following the divestiture of the Holiday Inn brand for over 13x EBITDA. During his tenure, Promus was named as the highest performing large cap stock of the NYSE for the decade of the 1980s by Fortune Magazine;

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The growth and expansion of Holiday Inns Hotel Brands, which was sold in two transactions for more than $3 billion. Mr. Rose served as Chief Executive Officer of Holiday Inns Inc. when it was the largest hotel chain in the world; and

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Holiday Inns, Inc.’s acquisition of Perkins Cake & Steak, a national chain of family restaurants. Perkins was formulated on the same successful strategy as Holiday Inn – identical establishments with similar menus and uniform quality standards.

In light of his many accomplishments and track record in the hospitality industry, Mr. Rose was selected to receive the Lifetime Achievement Award at the inaugural Americas Lodging Investment Summit. Mr. Rose was also elected to the Lodging Hospitality Hall of Fame, the Gaming Hall of Fame and was named by Corporate America’s Outstanding Directors Top 10 Directors of the Year in 2000.

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Maria A. Sastre brings to Darden a record of accomplishment leading companies and serving on boards that have been category leaders in the hospitality, retail (supermarkets), transportation, and aviation industries. Her expertise in North American and International Operations, Supply Chain and Distribution, Customer Service, Mergers and Acquisitions, Corporate Finance, Marketing and Real Estate Management have supported Darden and its brands across numerous strategic business initiatives.

Ms. Sastre has been President and Chief Operating Officer of Signature Flight Support Corporation (Signature), the premier fixed based operations network for private aviation services, since January 2013. She served as Chief Operating Officer of Signature from May 2010 until January 2013.

Ms. Sastre also served as Vice President of International Sales and Marketing, Latin America and Caribbean, for Royal Caribbean International, Celebrity Cruises and Azamara Cruises, all units of Royal Caribbean Cruises, Ltd., a global cruise line company, from January 2005 to September 2008. In this role, she led strategic growth in emerging markets. She held additional Executive roles with Royal Caribbean International, as Vice President of Hotel Operations from 2000 to 2004, managing all aspects of Hotel Operations, Food & Beverage, Entertainment and the Guest Experience for the entire fleet.

Prior to Royal Caribbean, Ms. Sastre was with United Airlines, where she held Executive positions in North America and Global Customer Services. At United Airlines, she was also responsible for International Operations and International Expansion and the launch of e-technology systems, completely changing and improving the customer service experience.

In addition to serving on the Board of Darden Restaurants, Ms. Sastre serves on the Board of Publix Super Markets, renowned as a category leader in customer satisfaction. She also served on the Board of Laidlaw International through its emergence from bankruptcy, its turnaround and ultimate sale. Ms. Sastre has been recognized as a Top 10 Hispanic American Leader by Hispanic Executive in 2013 and a Top 100 Most Influential Hispanic by Hispanic Business in 2011.

Darden’s director nominees are proven leaders in their respective fields with knowledge and expertise relevant to the needs of the business and the Company’s strategies. Darden’s director nominees have experience:

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Leading global consumer and retail companies with skill sets in operations, food service and restaurants, hospitality, consumer marketing/brand building, supply chain and distribution management, and consumer packaged goods;

•	Developing and successfully executing significant corporate turnarounds through operational improvements, increased financial discipline and exiting of non-core businesses;

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Optimizing asset portfolios through franchising, real estate development, and mergers and acquisitions, with many of Darden’s independent directors directly overseeing or guiding the strategic direction of substantial real estate portfolios;

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Serving as senior executive leaders at other publicly traded companies, including in the roles of Chairman, Chief Executive Officer, Chief Operating Officer, as well as serving in Board committee leadership roles and as individual directors; and

•	Developing strategies and policies in other key areas, including technology, human resources, and corporate governance.

The leadership of these director nominees is complemented by Darden’s deep management team, including Darden’s President and Chief Operating Officer, Specialty Restaurant Group President and seven brand Presidents, who collectively have over 225 years of combined restaurant operations experience and a proven record in running restaurant operations at Darden and elsewhere.

In connection with today’s announcement, Leonard L. Berry, Victoria D. Harker, Charles A. Ledsinger, William M. Lewis and William S. Simon will be not be standing for reelection at the 2014 Annual Meeting.

Mr. Rose concluded, “On behalf of Darden and its Board, I want to express our sincere appreciation to our outgoing directors for their years of service, many contributions, and dedication to the Company.”

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to accelerate the improvement of performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s preliminary proxy statement, filed with the SEC on July 31, 2014, as amended, and the Company revocation solicitation statement, filed with the SEC on April 1, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov.  In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.